EXHIBIT 21.1


           SUBSIDIARIES OF CONTINENTAL AIRLINES, INC.


          SUBSIDIARY                    STATE OF INCORPORATION

Air Micronesia, Inc.                         Delaware

Continental Express, Inc.                    Delaware

Continental Micronesia, Inc.                 Delaware